EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-28428, 33-54069, 333-43563, 333-47019, 333-71553, 333-80403, 333-88257, 333-48906, 333-62820, 333-102140, 333-104420, 333-104421, 333-105032 and 333-143063), on Form S-3 (Nos. 333-106041, 333-123811 and 333-136224) and on Form S-4 (No. 333-133449-01) of Baxter International Inc. of our report dated February 19, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 19, 2009 relating to the financial statement schedule, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 19, 2009

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